PROXY RESULTS

Shareholders of Cohen & Steers Institutional
Global Realty Shares, Inc. voted on the following proposals at a special shareholder meeting held on November 17, 2006.



 		    Shares Voted  Shares Voted	Abstain
			     For       Against

To approve a	         329,284         -	   -
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Houlihan
Rovers, S.A.



		    Shares Voted  Shares Voted  Abstain
			     For       Against

To approve a             329,284         -	   -
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Cohen &
Steers UK Limited